GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3715
Dated August 31, 2001	Dated March 13, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	No. 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: March 13, 2002

Settlement Date (Original Issue Date): March 20, 2002

Maturity Date: March 15, 2005

Principal Amount (in Specified Currency): US$ 4,000,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.225%

Net Proceeds to Issuer: US$ 3,991,000,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): Three Month USD LIBOR plus 12.5 basis points

Spread Multiplier: N/A

Index Maturity: Three Months

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3715
Dated March 13, 2002
Rule 424(b)(3)-Registration Statement
No. 333-66560

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly on each March 15th, June 15th, September 15th and December 15th , commencing June 15, 2002.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR plus 12.5 basis points.

Interest Reset Periods and Dates: Quarterly on each Interest Payment Date.

Interest Determination Dates: Quarterly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GXX7

ISIN No.: US36962GXX77

Common Code: 014521739

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 3715
Dated March 13, 2002
Rule 424(b)(3)-Registration Statement
No. 333-66560

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

General.

At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.
(Floating Rate)
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Pricing Supplement No. 3715
Dated March 13, 2002
Rule 424(b)(3)-Registration Statement
No. 333-66560

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.225% of the principal amount of the Notes.

Institution Lehman Brothers Inc.	Commitment $1,200,000,000
J.P. Morgan Securities Inc.	$1,200,000,000
Salomon Smith Barney Inc.	$1,200,000,000
Barclays Capital Inc.	$80,000,000
Banc of America Securities LLC	$80,000,000
Fleet Securities, Inc.	$80,000,000
HSBC Securities (USA) Inc.	$80,000,000
Tokyo-Mitsubishi International plc	$80,000,000
Total	$4,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.